Exhibit 99

Scott P. Anderson Elected Patterson Companies Chairman

ST. PAUL, Minn. –March 25, 2013 – Patterson Companies, Inc. (Nasdaq: PDCO) today announced that Scott P. Anderson, president and chief executive officer, has been elected to the additional position of chairman of the board, effective April 28, 2013, the start of Patterson’s 2014 fiscal year. Anderson, 46, succeeds Peter L. Frechette, who has been chairman since 1985. Frechette, 75, has been named chairman emeritus and will serve out his current term as a director, which ends in September.Prior to his post aschairman, Frechette was the company’s chief executive officer from 1982-2005 and president from 1982-2003.

Andre Lacy, the board’s lead director, said, “On behalf of the board, I would like to congratulate Scott on this achievement. This move completes the transition that started when Scott was named president and CEO in 2010. We look forward to continued growth and market leadership for Patterson Companies.”

Anderson said, “I am grateful for the opportunity to lead Patterson Companies at this new level. Pete, over his distinguished career, provided insight and guidance – and the foundation on which the modern Patterson Companies was built. He focused Patterson on growth and taking exceptional care of the customer. We will continue to advance that agenda going forward. Pete developed a strong company and culture. It is now our responsibility to nurture and perpetuate that culture, as we help our customers succeed and strive to enhance long-term value for our shareholders.”

Frechette commented, “Patterson Companies has been in great hands since Scott has been CEO. He is a proven leader with deep industry background, and he knows Patterson Companies well. His 20-year record with us includes having served as president of Patterson Dental from 2006 to 2010, following multiple senior management positions. I have every confidence in Scott, the management team and the future of this organization.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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For additional information, contact:

Ann B. Gugino	R. Stephen Armstrong
Vice President, Planning & Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

Source: Patterson Companies, Inc.